SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Shapeways Holdings, Inc.

(Name of Issuer)

Common Stock, par value $0.0001

(Title of Class of Securities)

81947T201

(CUSIP Number)

December 31, 2023

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Page 1 of 19 Pages

Exhibit Index Contained on Page 18

CUSIP NO. 81947T201	13 G	Page 2 of 19

1	NAME OF REPORTING PERSONS Andreessen Horowitz Fund III, L.P. (“AH Fund III”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
568,472 shares, except that AH Equity Partners III, L.L.C. (“AH EP III”), the general partner of AH Fund III, may be deemed to have sole power to vote these shares, and Marc Andreessen (“Andreessen”) and Benjamin Horowitz (“Horowitz”), the managing members of AH EP III, may be deemed to have shared power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
568,472 shares, except that AH EP III, the general partner of AH Fund III, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH EP III, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	568,472[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	8.6%[2]
12	TYPE OF REPORTING PERSON*	PN

1 Consists of (i) 512,764 shares of Common Stock and (ii) 55,708 shares of Common Stock that are subject to the Earnout Terms (as defined in the Joint Proxy Statement / Consent Solicitation Statement / Prospectus filed with the Securities and Exchange Commission on September 7, 2021).

2 Percentage based on an estimated 6,547,873 shares of the Issuer’s Common Stock outstanding as of November 9, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on November 14, 2023 after giving effect to a 1-for-8 reverse stock split effected by the Issuer on June 22, 2023.

CUSIP NO. 81947T201	13 G	Page 3 of 19

1	NAME OF REPORTING PERSONS Andreessen Horowitz Fund III-A, L.P. (“AH Fund III-A”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
4,622 shares, except that AH EP III, the general partner of AH Fund III-A, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH EP III, may be deemed to have shared power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
4,622 shares, except that AH EP III, the general partner of AH Fund III-A, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH EP III, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	4,622[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	0.1%[2]
12	TYPE OF REPORTING PERSON*	PN

1 Consists of (i) 4,169 shares of Common Stock and (ii) 453 shares of Common Stock that are subject to the Earnout Terms (as defined in the Joint Proxy Statement / Consent Solicitation Statement / Prospectus filed with the SEC on September 7, 2021).

2 Percentage based on an estimated 6,547,873 shares of the Issuer’s Common Stock outstanding as of November 9, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2023 after giving effect to a 1-for-8 reverse stock split effected by the Issuer on June 22, 2023.

CUSIP NO. 81947T201	13 G	Page 4 of 19

1	NAME OF REPORTING PERSONS Andreessen Horowitz Fund III-B, L.P. (“AH Fund III-B”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
6,603 shares, except that AH EP III, the general partner of AH Fund III-B, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH EP III, may be deemed to have shared power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
6,603 shares, except that AH EP III, the general partner of AH Fund III-B, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH EP III, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	6,603[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	0.1%[2]
12	TYPE OF REPORTING PERSON*	PN

1 Consists of (i) 5,956 shares of Common Stock and (ii) 647 shares of Common Stock that are subject to the Earnout Terms (as defined in the Joint Proxy Statement / Consent Solicitation Statement / Prospectus filed with the SEC on September 7, 2021).

2 Percentage based on an estimated 6,547,873 shares of the Issuer’s Common Stock outstanding as of November 9, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2023 after giving effect to a 1-for-8 reverse stock split effected by the Issuer on June 22, 2023.

CUSIP NO. 81947T201	13 G	Page 5 of 19

1	NAME OF REPORTING PERSONS Andreessen Horowitz Fund III-Q, L.P. (“AH Fund III-Q”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

43,933 shares, except that AH EP III, the general partner of AH Fund III-Q, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH EP III, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER

43,933 shares, except that AH EP III, the general partner of AH Fund III-Q, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH EP III, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	43,933[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	0.7%[2]
12	TYPE OF REPORTING PERSON*	PN

1 Consists of (i) 39,628 shares of Common Stock and (ii) 4,305 shares of Common Stock that are subject to the Earnout Terms (as defined in the Joint Proxy Statement / Consent Solicitation Statement / Prospectus filed with the SEC on September 7, 2021).

2 Percentage based on an estimated 6,547,873 shares of the Issuer’s Common Stock outstanding as of November 9, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2023 after giving effect to a 1-for-8 reverse stock split effected by the Issuer on June 22, 2023.

CUSIP NO. 81947T201	13 G	Page 6 of 19

1	NAME OF REPORTING PERSONS AH Equity Partners III, L.L.C. (“AH EP III”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

623,630 shares, of which 568,472 are directly owned by AH Fund III, 4,622 are directly owned by AH Fund III-A, 6,603 are directly owned by AH Fund III-B and 43,933 are directly owned by AH Fund III-Q. AH EP III, the general partner of AH Fund III, AH Fund III-A, AH Fund III-B and AH Fund III-Q, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH EP III, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
623,630 shares, of which 568,472 are directly owned by AH Fund III, 4,622 are directly owned by AH Fund III-A, 6,603 are directly owned by AH Fund III-B and 43,933 are directly owned by AH Fund III-Q. AH EP III, the general partner of AH Fund III, AH Fund III-A, AH Fund III-B and AH Fund III-Q, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH EP III, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	623,630[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	9.5%[2]
12	TYPE OF REPORTING PERSON*	OO

1 Consists of (i) 562,517 shares of Common Stock and (ii) 61,113 shares of Common Stock that are subject to the Earnout Terms (as defined in the Joint Proxy Statement / Consent Solicitation Statement / Prospectus filed with the SEC on September 7, 2021).

2 Percentage based on an estimated 6,547,873 shares of the Issuer’s Common Stock outstanding as of November 9, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2023 after giving effect to a 1-for-8 reverse stock split effected by the Issuer on June 22, 2023.

CUSIP NO. 81947T201	13 G	Page 7 of 19

1	NAME OF REPORTING PERSONS AH Parallel Fund III, L.P. (“AH Parallel III”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

35,939 shares, except that AH Equity Partners III (Parallel), L.L.C. (“AH EP Parallel III”), the general partner of AH Parallel III, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH EP Parallel III, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER

35,939 shares, except that AH EP Parallel III, the general partner of AH Parallel III, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH EP Parallel III, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	35,939[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	0.5%[2]
12	TYPE OF REPORTING PERSON*	PN

1 Consists of (i) 32,346 shares of Common Stock and (ii) 3,593 shares of Common Stock that are subject to the Earnout Terms (as defined in the Joint Proxy Statement / Consent Solicitation Statement / Prospectus filed with the SEC on September 7, 2021).

2 Percentage based on an estimated 6,547,873 shares of the Issuer’s Common Stock outstanding as of November 9, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2023 after giving effect to a 1-for-8 reverse stock split effected by the Issuer on June 22, 2023.

CUSIP NO. 81947T201	13 G	Page 8 of 19

1	NAME OF REPORTING PERSONS AH Parallel Fund III-A, L.P. (“AH Parallel III-A”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

292 shares, except that AH EP Parallel III, the general partner of AH Parallel III-A, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH EP Parallel III, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER

292 shares, except that AH EP Parallel III, the general partner of AH Parallel III-A, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH EP Parallel III, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	292[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	0.0%[2]
12	TYPE OF REPORTING PERSON*	PN

1 Consists of (i) 263 shares of Common Stock and (ii) 29 shares of Common Stock that are subject to the Earnout Terms (as defined in the Joint Proxy Statement / Consent Solicitation Statement / Prospectus filed with the SEC on September 7, 2021).

2 Percentage based on an estimated 6,547,873 shares of the Issuer’s Common Stock outstanding as of November 9, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2023 after giving effect to a 1-for-8 reverse stock split effected by the Issuer on June 22, 2023.

CUSIP NO. 81947T201	13 G	Page 9 of 19

1	NAME OF REPORTING PERSONS AH Parallel Fund III-B, L.P. (“AH Parallel III-B”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

418 shares, except that AH EP Parallel III, the general partner of AH Parallel III-B, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH EP Parallel III, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER

418 shares, except that AH EP Parallel III, the general partner of AH Parallel III-B, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH EP Parallel III, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	418[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	0.0%[2]
12	TYPE OF REPORTING PERSON*	PN

1 Consists of (i) 376 shares of Common Stock and (ii) 42 shares of Common Stock that are subject to the Earnout Terms (as defined in the Joint Proxy Statement / Consent Solicitation Statement / Prospectus filed with the SEC on September 7, 2021).

2 Percentage based on an estimated 6,547,873 shares of the Issuer’s Common Stock outstanding as of November 9, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2023 after giving effect to a 1-for-8 reverse stock split effected by the Issuer on June 22, 2023.

CUSIP NO. 81947T201	13 G	Page 10 of 19

1	NAME OF REPORTING PERSONS AH Parallel Fund III-Q, L.P. (“AH Parallel III-Q”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

2,778 shares, except that AH EP Parallel III, the general partner of AH Parallel III-Q, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH EP Parallel III, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER

2,778 shares, except that AH EP Parallel III, the general partner of AH Parallel III-Q, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH EP Parallel III, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	2,778[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	0.0%[2]
12	TYPE OF REPORTING PERSON*	PN

1 Consists of (i) 2,500 shares of Common Stock and (ii) 278 shares of Common Stock that are subject to the Earnout Terms (as defined in the Joint Proxy Statement / Consent Solicitation Statement / Prospectus filed with the SEC on September 7, 2021).

2 Percentage based on an estimated 6,547,873 shares of the Issuer’s Common Stock outstanding as of November 9, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2023 after giving effect to a 1-for-8 reverse stock split effected by the Issuer on June 22, 2023.

CUSIP NO. 81947T201	13 G	Page 11 of 19

1	NAME OF REPORTING PERSONS AH Equity Partners III (Parallel), L.L.C. (“AH EP Parallel III”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

39,427 shares, of which 35,939 are directly owned by AH Parallel III, 292 are directly owned by AH Parallel III-A, 418 are directly owned by AH Parallel III-B and 2,778 are directly owned by AH Parallel III-Q. AH EP Parallel III, the general partner of AH Parallel III, AH Parallel III-A, AH Parallel III-B and AH Parallel III-Q, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH EP Parallel III, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER

39,427 shares, of which 35,939 are directly owned by AH Parallel III, 292 are directly owned by AH Parallel III-A, 418 are directly owned by AH Parallel III-B and 2,778 are directly owned by AH Parallel III-Q. AH EP Parallel III, the general partner of AH Parallel III, AH Parallel III-A, AH Parallel III-B and AH Parallel III-Q, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH EP Parallel III, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	39,427[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	0.6%[2]
12	TYPE OF REPORTING PERSON*	OO

1 Consists of (i) 35,485 shares of Common Stock and (ii) 3,942 shares of Common Stock that are subject to the Earnout Terms (as defined in the Joint Proxy Statement / Consent Solicitation Statement / Prospectus filed with the SEC on September 7, 2021).

2 Percentage based on an estimated 6,547,873 shares of the Issuer’s Common Stock outstanding as of November 9, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2023 after giving effect to a 1-for-8 reverse stock split effected by the Issuer on June 22, 2023.

CUSIP NO. 81947T201	13 G	Page 12 of 19

1	NAME OF REPORTING PERSONS Marc Andreessen (“Andreessen”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
6

SHARED VOTING POWER

663,057 shares, of which 568,472 are directly owned by AH Fund III, 4,622 are directly owned by AH Fund III-A, 6,603 are directly owned by AH Fund III-B, 43,933 are directly owned by AH Fund III-Q, 35,939 are directly owned by AH Parallel III, 292 are directly owned by AH Parallel III-A, 418 are directly owned by AH Parallel III-B, and 2,778 are directly owned by AH Parallel III-Q. Andreessen is a managing member of AH EP III, the general partner of AH Fund III, AH Fund III-A, AH Fund III-B and AH Fund III-Q, and a managing member of AH EP Parallel III, the general partner of AH Parallel III, AH Parallel III-A, AH Parallel III-B and AH Parallel III-Q, and may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 0 shares
8

SHARED DISPOSITIVE POWER

663,057 shares, of which 568,472 are directly owned by AH Fund III, 4,622 are directly owned by AH Fund III-A, 6,603 are directly owned by AH Fund III-B, 43,933 are directly owned by AH Fund III-Q, 35,939 are directly owned by AH Parallel III, 292 are directly owned by AH Parallel III-A, 418 are directly owned by AH Parallel III-B, and 2,778 are directly owned by AH Parallel III-Q. Andreessen is a managing member of AH EP III, the general partner of AH Fund III, AH Fund III-A, AH Fund III-B and AH Fund III-Q, and a managing member of AH EP Parallel III, the general partner of AH Parallel III, AH Parallel III-A, AH Parallel III-B and AH Parallel III-Q, and may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	663,057[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	10.1%[2]
12	TYPE OF REPORTING PERSON*	IN

1 Consists of (i) 598,002 shares of Common Stock and (ii) 65,055 shares of Common Stock that are subject to the Earnout Terms (as defined in the Joint Proxy Statement / Consent Solicitation Statement / Prospectus filed with the SEC on September 7, 2021).

2 Percentage based on an estimated 6,547,873 shares of the Issuer’s Common Stock outstanding as of November 9, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2023 after giving effect to a 1-for-8 reverse stock split effected by the Issuer on June 22, 2023.

CUSIP NO. 81947T201	13 G	Page 13 of 19

1	NAME OF REPORTING PERSONS Benjamin Horowitz (“Horowitz”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
6

SHARED VOTING POWER

663,057 shares, of which 568,472 are directly owned by AH Fund III, 4,622 are directly owned by AH Fund III-A, 6,603 are directly owned by AH Fund III-B, 43,933 are directly owned by AH Fund III-Q, 35,939 are directly owned by AH Parallel III, 292 are directly owned by AH Parallel III-A, 418 are directly owned by AH Parallel III-B, and 2,778 are directly owned by AH Parallel III-Q. Horowitz is a managing member of AH EP III, the general partner of AH Fund III, AH Fund III-A, AH Fund III-B and AH Fund III-Q, and a managing member of AH EP Parallel III, the general partner of AH Parallel III, AH Parallel III-A, AH Parallel III-B and AH Parallel III-Q, and may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 0 shares.
8	SHARED DISPOSITIVE POWER
663,057 shares, of which 568,472 are directly owned by AH Fund III, 4,622 are directly owned by AH Fund III-A, 6,603 are directly owned by AH Fund III-B, 43,933 are directly owned by AH Fund III-Q, 35,939 are directly owned by AH Parallel III, 292 are directly owned by AH Parallel III-A, 418 are directly owned by AH Parallel III-B, and 2,778 are directly owned by AH Parallel III-Q. Horowitz is a managing member of AH EP III, the general partner of AH Fund III, AH Fund III-A, AH Fund III-B and AH Fund III-Q, and a managing member of AH EP Parallel III, the general partner of AH Parallel III, AH Parallel III-A, AH Parallel III-B and AH Parallel III-Q, and may be deemed to have shared power to dispose of these shares.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	663,057[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	10.1%[2]
12	TYPE OF REPORTING PERSON*	IN

1 Consists of (i) 598,002 shares of Common Stock and (ii) 65,055 shares of Common Stock that are subject to the Earnout Terms (as defined in the Joint Proxy Statement / Consent Solicitation Statement / Prospectus filed with the SEC on September 7, 2021).

2 Percentage based on an estimated 6,547,873 shares of the Issuer’s Common Stock outstanding as of November 9, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2023 after giving effect to a 1-for-8 reverse stock split effected by the Issuer on June 22, 2023.

CUSIP NO. 81947T201	13 G	Page 14 of 19

ITEM 1(A).	NAME OF ISSUER

Shapeways Holdings, Inc. (the “Issuer”)

ITEM 1(B).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

12163 Globe St. Livonia, MI 48150

ITEM 2(A).

NAME OF PERSONS FILING

This Amendment No. 1 to Schedule 13G is filed by Andreessen Horowitz Fund III, L.P., a Delaware limited partnership (“AH Fund III”), Andreessen Horowitz Fund III-A, L.P., a Delaware limited partnership (“AH Fund III-A”), Andreessen Horowitz Fund III-B, L.P., a Delaware limited partnership (“AH Fund III-B”), Andreessen Horowitz Fund III-Q, L.P., a Delaware limited partnership (“AH Fund III-Q”, and together with AH Fund III, AH Fund III-A and AH Fund III-B, the “AH Fund III Entities”), AH Equity Partners III, L.L.C., a Delaware limited liability company (“AH EP III”), AH Parallel Fund III, L.P., a Delaware limited partnership (“AH Parallel III”), AH Parallel Fund III-A, L.P., a Delaware limited partnership (“AH Parallel III-A”), AH Parallel Fund III-B, L.P., a Delaware limited partnership (“AH Parallel III-B”), AH Parallel Fund III-Q, L.P., a Delaware limited partnership (“AH Parallel III-Q”, and together with AH Parallel III, AH Parallel III-A and AH Parallel III-B, the “AH Parallel III Entities”), AH Equity Partners III (Parallel), L.L.C., a Delaware limited liability company (“AH EP Parallel III”), Marc Andreessen (“Andreessen”) and Benjamin Horowitz (“Horowitz”). The foregoing entities and individuals are collectively referred to herein as the “Reporting Persons.”

AH EP III is the general partner of each of the AH Fund III Entities and may be deemed to have sole power to vote and sole power to dispose of shares of the Issuer directly owned by each of the AH Fund III Entities. Andreessen and Horowitz are managing members of AH EP III and may be deemed to have shared power to vote and shared power to dispose of shares of the Issuer directly owned by each of the AH Fund III Entities.

AH EP Parallel III is the general partner of each of the AH Parallel III Entities and may be deemed to have sole power to vote and sole power to dispose of shares of the Issuer directly owned by each of the AH Parallel III Entities. Andreessen and Horowitz are managing members of AH EP Parallel III and may be deemed to have shared power to vote and shared power to dispose of shares of the Issuer directly owned by each of the AH Parallel III Entities.

ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE

The address for each of the Reporting Persons is:

Andreessen Horowitz

2865 Sand Hill Road, Suite 101

Menlo Park, California 94025

ITEM 2(C)	CITIZENSHIP

See Row 4 of cover page for each Reporting Person.

ITEM 2(D)	TITLE OF CLASS OF SECURITIES Common Stock, $0.0001 par value per share.

CUSIP NO. 81947T201	13 G	Page 15 of 19

ITEM 2(E)	CUSIP NUMBER

81947T201

ITEM 3.	Not applicable.

ITEM 4.	OWNERSHIP The following information with respect to the ownership of the Common Stock of the Issuer by the Reporting Persons is provided as of December 31, 2023.

(a) Amount beneficially owned:

See Row 9 of cover page for each Reporting Person.

(b) Percent of Class:

See Row 11 of cover page for each Reporting Person.

(c) Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote:

See Row 5 of cover page for each Reporting Person.

(ii) Shared power to vote or to direct the vote:

See Row 6 of cover page for each Reporting Person.

(iii) Sole power to dispose or to direct the disposition of:

See Row 7 of cover page for each Reporting Person.

(iv) Shared power to dispose or to direct the disposition of:

See Row 8 of cover page for each Reporting Person.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS Not applicable.

ITEM 6.

OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Under certain circumstances set forth in the limited partnership agreements of AH Fund III, AH Fund III-A, AH Fund III-B, AH Fund III-Q, AH Parallel III, AH Parallel III-A, AH Parallel III-B and AH Parallel III-Q, and the limited liability company agreements of AH EP III and AH EP Parallel III, the general partner and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the Issuer owned by each such entity of which they are a partner or a member, as the case may be.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY Not applicable.
ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP Not applicable.

CUSIP NO. 81947T201	13 G	Page 16 of 19

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP Not applicable.

ITEM 10.

CERTIFICATION

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

CUSIP NO. 81947T201	13 G	Page 17 of 19

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2024

Andreessen Horowitz Fund III, L.P.
Andreessen Horowitz Fund III-A, L.P.
Andreessen Horowitz Fund III-B, L.P.
Andreessen Horowitz Fund III-Q, L.P.

By: AH Equity Partners III, L.L.C.
Its: General Partner

By:	/s/ Phil Hathaway
Phil Hathaway, Chief Operating Officer

AH Equity Partners III, L.L.C.

By:	/s/ Phil Hathaway
Phil Hathaway, Chief Operating Officer

AH Parallel Fund III, L.P.
AH Parallel Fund III-A, L.P.
AH Parallel Fund III-B, L.P.
AH Parallel Fund III-Q, L.P.

By: AH Equity Partners III (Parallel), L.L.C.
Its: General Partner

By:	/s/ Phil Hathaway
Phil Hathaway, Chief Operating Officer

AH Equity Partners III (Parallel), L.L.C.

By:	/s/ Phil Hathaway
Phil Hathaway, Chief Operating Officer

Marc Andreessen

/s/ Phil Hathaway
Phil Hathaway
Attorney-in-fact for Marc Andreessen*

Benjamin Horowitz

/s/ Phil Hathaway
Phil Hathaway
Attorney-in-fact for Benjamin Horowitz*

*Signed pursuant to a Power of Attorney already on file with the U.S. Securities and Exchange Commission.

CUSIP NO. 81947T201	13 G	Page 18 of 19

EXHIBIT INDEX

Exhibit	Found on Sequentially Numbered Page

Exhibit A: Agreement of Joint Filing	19

CUSIP NO. 81947T201	13 G	Page 19 of 19

exhibit A

Agreement of Joint Filing

The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Shapeways Holdings, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date: February 14, 2024

Andreessen Horowitz Fund III, L.P.
Andreessen Horowitz Fund III-A, L.P.
Andreessen Horowitz Fund III-B, L.P.
Andreessen Horowitz Fund III-Q, L.P.

By: AH Equity Partners III, L.L.C.
Its: General Partner

By:	/s/ Phil Hathaway
Phil Hathaway, Chief Operating Officer

AH Equity Partners III, L.L.C.

By:	/s/ Phil Hathaway
Phil Hathaway, Chief Operating Officer

AH Parallel Fund III, L.P.
AH Parallel Fund III-A, L.P.
AH Parallel Fund III-B, L.P.
AH Parallel Fund III-Q, L.P.

By: AH Equity Partners III (Parallel), L.L.C.
Its: General Partner

By:	/s/ Phil Hathaway
Phil Hathaway, Chief Operating Officer

AH Equity Partners III (Parallel), L.L.C.

By:	/s/ Phil Hathaway
Phil Hathaway, Chief Operating Officer

Marc Andreessen

/s/ Phil Hathaway
Phil Hathaway
Attorney-in-fact for Marc Andreessen*

Benjamin Horowitz

/s/ Phil Hathaway
Phil Hathaway
Attorney-in-fact for Benjamin Horowitz*

*Signed pursuant to a Power of Attorney already on file with the U.S. Securities and Exchange Commission.